Subsidiaries of GB Sciences, Inc.

GB Sciences, LLC

GB Sciences Nevada, LLC

GB Sciences Las Vegas, LLC

Growblox Life Sciences LLC

GB Sciences Louisiana, LLC

GB Sciences Texas LLC

GB Sciences Nopah LLC

GBS Global Biopharma, Inc.